Exhibit 10.14

NETSKOPE, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1. Introduction. The purpose of this Netskope, Inc. Executive Change in Control and Severance Plan (the “Plan”) is to provide assurances of specified benefits to certain employees of the Company whose employment could be involuntarily terminated under the circumstances described in the Plan. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document is both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

This Plan will be effective as of December 1, 2022 (the “Effective Date”).

2. Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

(a)
“Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.
(b)
“Base Salary” means the Participant’s annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualifying Termination is a CIC Qualifying Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.
(c)
“Board” means the Board of Directors of the Company.
(d)
“Cause” means the following: (i) an act of dishonesty made by Participant in connection with Participant’s responsibilities as an employee, (ii) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement, (iii) Participant’s gross misconduct that results in material harm to the Company’s reputation, finances or business relationships, (iv) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company; (v) Participant’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Participant’s violation of the Company’s policies prohibiting harassment, discrimination, and retaliation.

(e)
“Change in Control” means the occurrence of any of the following events:
(i)
Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)
Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)
Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or (z) it relates to implementation of changes related to an initial public offering of the Company’s securities. If as part of an initial public offering of the Company’s securities, the Company amends its certificate of incorporation to implement a class of super-voting stock, the definition of Change in Control in the equity incentive plan adopted as part of such initial public offering will replace the definition in this Plan as of the effectiveness of the initial public offering.

(f)
“Change in Control Period” means the time period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 12 months following a Change in Control.
(g)
“CIC Qualifying Termination” means a termination of a Participant’s employment with the Company (or any parent or subsidiary of the Company) within the Change in Control Period by (i) the Participant for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) for a reason other than Cause or the Participant’s death or Disability.
(h)
“Code” means the Internal Revenue Code of 1986, as amended.
(i)
“Company” means Netskope, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.
(j)
“Compensation Committee” means the Compensation Committee of the Board.
(k)
“Death/Disability Qualifying Termination” means a termination of the Participant’s employment with the Company (or any parent or subsidiary of the Company) due to the Participant’s death or Disability.
(l)
“Director” means a member of the Board.

(m)
“Disability” means “Disability” as defined in the Company’s long-term disability plan or policy then in effect with respect to that Participant, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, a total and permanent disability as defined in Code Section 22(e)(3).
(n)
“Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
(o)
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(p)
“Good Reason” means, unless otherwise specified in a Participant’s Participation Agreement, a material reduction of Participant’s duties, position or responsibilities, or the removal of Participant from such position and responsibilities, unless Participant is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status).
(q)
“Non-CIC Qualifying Termination” means a termination of a Participant’s employment with the Company (or any parent or subsidiary of the Company) other than within the Change in Control Period by the Company (or any parent or subsidiary of the Company) for a reason other than Cause, the Participant’s death or Disability, or as otherwise provided in the Participant’s Participation Agreement.
(r)
“Participant” means an employee of the Company or of any subsidiary of the Company who (a) has been designated by the Administrator to participate in the Plan either by position or by name and (b) has timely and properly executed and delivered a Participation Agreement to the Company. Following the death of any Participant, “Participant” shall mean such Participant’s estate.
(s)
“Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.
(t)
“Plan” means the Netskope, Inc. Executive Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.
(u)
“Qualifying Termination” means a CIC Qualifying Termination, Non-CIC Qualifying Termination, or Death/Disability Qualifying Termination, as applicable.
(v)
“Section 409A Limit” means 200% of the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A- 1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.
(w)
“Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4.

3. Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Section 4, only if the Participant experiences a Qualifying Termination.

4. Qualifying Termination. Upon a Qualifying Termination, then, subject to the Participant’s compliance with Section 6, the Participant will be eligible to receive the following Severance Benefits as specified in Participant’s Participation Agreement, subject to the terms and conditions of the Plan and the Participant’s Participation Agreement:

(a)
Cash Severance Benefits. Only to the extent specifically provided in the Participant’s Participation Agreement, cash severance equal to the amount set forth in the Participant’s Participation Agreement and payable in cash at the time(s) specified in the Participant’s Participation Agreement. Any cash severance that is payable to a Participant under the terms of the Participant’s Participation Agreement after the Participant’s death will be paid to the Participant’s estate.
(b)
Continued Medical Benefits. Only to the extent specifically provided in the Participant’s Participation Agreement, if the Participant, and any spouse and/or dependents of the Participant (“Family Members”) has or have coverage on the date of the Participant’s Qualifying Termination under a group health plan sponsored by the Company, the Company will reimburse the Participant the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Participant’s employment termination, as set forth in the Participant’s Participation Agreement, provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and Participant’s Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Participant a lump sum payment equal to the monthly COBRA premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by the number of months in the period of time set forth in the Participant’s Participation Agreement following the termination, which payments will be made regardless of whether the Participant elects COBRA continuation coverage. Furthermore, for any Participant who, due to non-U.S. local law considerations, is covered by a health plan that is not subject to COBRA, the Company may (in its discretion) instead provide cash or continued coverage in a manner intended to replicate the benefits of this Section 4(b) and to comply with applicable local law considerations.
(c)
Equity Award Vesting Acceleration Benefit. Only to the extent specifically provided in the Participant’s Participation Agreement, a portion of Participant’s Equity Awards will vest and, to the extent applicable, become immediately exercisable.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(x)
delivered in full, or
(y)
delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of equity awards (or any cash amounts converted from equity awards) granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Section 409A as deferred compensation and (B) equity awards (or any cash amounts converted from equity awards) not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.

A nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will make any determination required under this Section 5. Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon Participant and the Company. For purposes of making the calculations required by this Section 5 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6. Conditions to Receipt of Severance.

(a)
Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form provided by the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release

Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
(b)
Proprietary Agreement. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any proprietary information and inventions agreement and any other restrictive covenants between the Participant and the Company (each, a “Proprietary Agreement”).
(c)
Non-Disparagement. As a condition to receiving Severance Benefits under this Plan, the Participant agrees that following the Participant’s termination, the Participant will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the Company or any of its officers or directors. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Participant (x) from providing information to any governmental or regulatory agency or body (or in any way limit the content of any such information) to the extent the Participant is required to provide such information pursuant to a subpoena or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company or (y) from conducting the following activities:
(i)
disclosing confidential information that Participant is specifically ordered by court order, valid subpoena, or law to disclose;
(ii)
lawfully reporting waste, fraud, or abuse related to the performance of a government contract to a designated investigative or law enforcement representative of a federal, state, or local government agency;
(iii)
filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company;
(iv)
discussing or disclosing the terms, wages, and working conditions of Participant’s employment, as protected by applicable law; and/or
(v)
discussing or disclosing, as protected by applicable law, information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Participant has reason to believe is unlawful.
(d)
Other Requirements. Severance Benefits under this Plan shall terminate immediately for a Participant if such Participant, at any time, violates any Proprietary Agreement and/or the provisions of the Plan (including this Section 6).

7. Timing of Severance Benefits. Unless otherwise provided in a Participant’s Participation Agreement, provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9, the Severance Benefits will be paid, or in the case of installments, will commence, as soon as practicable on or after the first Company payroll date following the Release Deadline Date, but in any event no later than March 15 of the year following the year of termination of the Participant’s employment with the Company (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement.

8. Exclusive Benefit; No Duty to Mitigate. Except as otherwise specifically provided in a Participant’s Participation Agreement, the Severance Benefits will be the exclusive benefit for a Participant related to termination of employment with the Company (or any parent or subsidiary). Except with respect to any reductions specifically set forth in the Plan or a Participation Agreement, Participants will not be required to mitigate the amount of any Severance Benefits contemplated by the Plan, and no payment under the Plan will be reduced by any earnings that a Participant may receive from any other source.

9. Section 409A.

(a)
Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.
(b)
It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9(d) below or resulting from an involuntary separation from service as described in Section 9(e) below. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.
(c)
Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(d)
Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 9.
(e)
Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 9.
(f)
The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 11 and 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes or other costs that may be imposed on the Participant as result of Section 409A.

10. Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

11. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2(a), the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

12. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2(a) and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

13. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual, subject to the following; provided, however, that any amendment or termination of the Plan that is materially detrimental to a Participant prior to such amendment or termination of the Plan will not be effective with respect to such Participant without such Participant’s prior written consent. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual to cease to be a Participant, or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to that Participant (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective without that Participant’s written consent. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

14. Claims and Appeals.

(a)
Claims Procedure. Any employee or other person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits or (ii) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
(b)
Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

15. Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.

16. Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

17. Inalienability. In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

18. No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.

19. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

20. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

21. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

22. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

23. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

24. Additional Information.

Plan Name:	Netskope, Inc. Executive Change in Control and Severance Plan

Plan Sponsor:	Netskope, Inc. 2445 Augustine Dr, 3rd Floor Santa Clara, CA 95054 [***]

Identification Numbers:	EIN: 46-1141117 PLAN: 501

Plan Year:	Company’s fiscal year

Plan Administrator:	Netskope, Inc. Attention: Administrator of the Netskope, Inc. Executive Change in Control and Severance Plan 2445 Augustine Dr, 3rd Floor Santa Clara, CA 95054 [***]

Agent for Service of Legal Process:	Netskope, Inc. Attention: General Counsel 2445 Augustine Dr, 3rd Floor Santa Clara, CA 95054 [***] Service of process also may be made upon the Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Company.

25. Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

•
You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s human resources department.

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You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 14 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.